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                                                                   EXHIBIT 10.38


[GENCORP LOGO]                                          P O Box 537012
                                                        Sacramento CA 95853-7012

Terry L. Hall                                           Tel: 916-351-8606
Chief Operating Officer                                 Fax: 916-351-8668
                                                        Terry.Hall@GenCorp.com

                                  May 14, 2002

Mr. Michael T. Bryant
Am Willer 4
40667 Meerbusch
Duesseldorf, Germany

Dear Michael,

We are very excited by the prospect of your pending promotion at GDX Automotive. We believe you will make a significant contribution to the success of our GDX Automotive business. On behalf of GenCorp Inc. ("GenCorp"), I am delighted to offer you the position of President, GDX Automotive and, pending approval of the GenCorp Board of Directors, a position as Vice President of GenCorp. Your new title will be Vice President and President, GDX Automotive. In these positions you will report directly to me as the Chief Operating Officer of GenCorp, and you will be located in the GDX Automotive Farmington Hills, Michigan office. We will look to you for leadership in creating programs and plans needed to initiate, support and sustain growth at GDX Automotive.

Our offer is contingent upon your written acceptance of the position of President, GDX Automotive under the following terms of employment:

- Responsibilities. As President of GDX Automotive you will be responsible for the following:

      - Overseeing financial matters, including establishing and overseeing operating budgets, monitoring operating expenses, monitoring capital expenditures, and spearheading growth and expansion efforts

      - Overseeing production activities, including monitoring production volume, overseeing production costs, ensuring that production activities do not exceed allocated operation budgets, and liaising with senior managers at the manufacturing facilities with regard to output and production strategies

      - Establishing corporate objectives and standard procedures, including establishing business relationships within the industry, liaising with the various GDX Automotive
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Michael T. Bryant
May 14, 2002
Page 2


            entities regarding corporate growth strategies, and establishing and implementing standard policies and procedures

      - Marketing activities including approving marketing budgets, reviewing marketing proposals, monitoring high profile contract negotiations, and advising regarding new marketing strategies

      - Miscellaneous activities including monitoring human resources and labor issues, providing advice with regard to product design and engineering activities, and overseeing service support, quality assurance and customer service

      -     Such other duties as from time to time requested by me.

- Start Date. Your employment by GenCorp as President of GDX Automotive is contingent upon your obtaining a non-immigrant visa and your executing an agreement substantially in the form of Exhibit "A" hereto terminating the Managing Director Agreement dated 17 October 2001 between you and GDX Automotive Technical Center GmbH & Co. KG. Your start date of employment by GenCorp will be effective on the issue date of your non-immigrant visa at a consulate abroad. GenCorp will sponsor you for a non-immigrant visa, but undertakes no obligation to sponsor you for an immigrant visa.

- Salary. Your monthly base salary will be $21,666.67, an annualized salary of $260,000.

- Annual Bonus. You will be eligible to participate in GenCorp's annual incentive plan, beginning with GenCorp's 2002 fiscal year. Your maximum incentive opportunity will be 100% of your annual base salary. Annual incentive payments are payable in January or February following the end of GenCorp's fiscal year and in accordance with GenCorp's regular pay practices and discretion of the CEO. In accordance with the Executive Incentive Compensation Program, payment of bonuses is contingent upon your continued employment by GenCorp on the date of payment.

- Stock Options. You will participate in the stock option program under the GenCorp 1999 Equity and Performance Incentive Plan, subject to the vesting requirements in effect on the date of the option grant. Grants typically are made on an annual basis, although the frequency of grants is subject to the discretion of the CEO and the Board of Directors. The number of stock options granted is based on competitive norms associated with base salary, subject to management's judgment of the individual's performance and potential.

      On your start date, you will be granted options to purchase 40,000 shares of GenCorp Common Stock. The options will vest one-third on each of the first, second, and third anniversaries of your start date, and the option price will be the closing price of GenCorp common stock on the New York Stock Exchange on your start date.
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Michael T. Bryant
May 14, 2002
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-     Restricted Stock. You will be eligible to participate in the long term incentive program under the 1999 Equity and Performance Incentive Plan in whatever form is approved by the Board of Directors beginning in FY 2002. In recent years, key executives received grants of restricted stock, which vest if specified performance goals are achieved.

      Subject to approval of the Board of Directors, as required, you will be granted 15,000 restricted shares of GenCorp Common Stock on your start date. Provided that you remain in the continuous employ of GenCorp, the restriction on these shares will lapse three years from your start date.

- Severance Agreement. Subject to approval of the Board of Directors, you will be offered a Severance Agreement containing the standard terms and conditions applicable to GenCorp Officers, which provides benefits in the event of a "change in control".

- Pension. You will automatically participate in the GenCorp Consolidated Pension Plan. Participation in this plan does not require employee contributions and your accrued benefit fully vests after five years of service with GenCorp.

- 401(k). You will be eligible to participate in the GenCorp Retirement Savings Plan. The plan provides a 100% matching contribution up to the first three-percent of your contributions to the plan and a 50% match on your next three-percent of contributions. All company-matching contributions vest immediately and are invested in the GenCorp Stock Fund.

- Benefit Restoration Plan. You will also participate in the company benefit restoration plan. The purpose of this plan is to restore 401(k) contributions and pension benefits that you would otherwise lose because of certain Internal Revenue Code limitations on participation in such plans.

- Financial Counseling. You will be eligible for individual financial counseling. GenCorp has entered into an agreement with AYCO to provide this service. If you elect to participate, your cost will be 10% of the annual fees charged by AYCO. You will incur an income tax liability on imputed income resulting from GenCorp's payment of its share of AYCO's fees.

- Relocation. To assist you with your relocation to the Farmington Hills area, we are offering you relocation benefits including reimbursement of your home sale expenses, shipment and/or storage of household goods, a house hunting trip and relocation allowance plus reimbursement of temporary living expenses, duplicate housing costs, new home closing costs and costs incurred in connection with your final move. Following your acceptance of our offer, a GMAC Global Relocation
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Michael T. Bryant
May 14, 2002
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      Services representative will contact you to initiate your move. All relocation activities must be completed within twenty-four (24) months from your start date. All amounts paid to you or on your behalf under this program will be considered U.S. - source income and will be grossed-up for U.S. taxes in accordance with the company's standard practice. You should also be aware that all payments for any and all costs associated with relocation shall be repaid to GenCorp should you resign within twenty-four
      (24) months after your start date.

- Vacation. You will be eligible for four (4) weeks of paid vacation commencing on your start date.

- Flexible Benefits. GenCorp offers a flexible benefits program that provides a number of benefit levels and options from which to choose. These options include:

      -     Comprehensive health insurance
      -     Dental insurance
      -     Life insurance
      -     Supplemental group universal life insurance
      -     Accidental death and dismemberment insurance
      -     Short-term disability insurance
      -     Long-term disability insurance

      Some of these coverages require employee contributions; some are voluntary. Summary descriptions of the GenCorp employee benefit plans are available upon request.

- GenCorp offers a drug-free work environment. It is the policy of GenCorp that all offers of employment are contingent upon successfully passing an alcohol and drug screen test. Additionally, you must satisfy all job-related physical requirements.

- Your employment by GenCorp is subject to termination at will by notice from you or from GenCorp. Nothing in this offer letter should be construed as a modification of this employment at-will policy.

- Lastly, this letter incorporates all of the elements of GenCorp's employment offer, subject to the more definitive terms of the GenCorp Human Resources policies and employee benefit plans. There are no other terms or conditions of employment, and your acceptance of this offer acknowledges that no one provided additional promises or incentives for you to accept the position of President of GDX Automotive.



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Michael T. Bryant
May 14, 2002
Page 5


To indicate your agreement with the above terms of your offer, please sign below and return one copy of this letter to Jennifer Goolis in the enclosed return envelope.

Sincerely,




Terry L. Hall
Chief Operating Officer

cc:   Jennifer J. Goolis
      Robert A. Wolfe

        Accepted this   2nd    day of          July             , 2002
                      ________        __________________________

        Signature           /s/ Michael T. Bryant
                  ________________________________________________


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                              TERMINATION AGREEMENT

This Termination Agreement is made as of      July 2        2002, between GDX
                                         __________________
AUTOMOTIVE TECHNICAL CENTER GMBH & CO. KG, Erkelenzer Str. 50, 41179 Monchengladbach ("Company"), and MR. MICHAEL T. BRYANT, Am Willer 4, 40667 Meerbusch ("Employee").

For good and valuable consideration received, the Company and the Employee agree that the Managing Director Agreement effective 17 October 2001 ("Managing Director Agreement") between the Company and the Employee, shall terminate effective on the date that the Employee is issued a non-immigrant visa to work in the United States (the "Effective Date"). Notwithstanding the termination of the Managing Director Agreement, Employee shall continue to be and perform the duties of Managing Director of the Company until otherwise removed or replaced by the Company. Employee shall notify the Company of the Effective Date when it occurs.

On and after the Effective Date, all rights and obligations of both the Company and the Employee under the Managing Director Agreement shall cease, but the termination of the Managing Director Agreement shall not impair any rights or obligations arising under the Managing Director Agreement prior to the Effective Date. In particular and without limiting the generality of the foregoing, on the Effective Date, the post-contractual covenant not to compete set forth in section 15 of the Managing Director Agreement shall terminate and no payments under that section shall be made to the Employee.

COMPANY:                                  EMPLOYEE:
GDX AUTOMOTIVE TECHNICAL CENTER
GMBH & CO. KG

By:  /s/ Wolfgang Fries                   /s/ Michael T. Bryant
    --------------------------------      ------------------------------------
                                          Michael T. Bryant


                                   EXHIBIT A